Sub-item 77D(g)

LEGG MASON GLOBAL ASSET
MANAGEMENT TRUST
SUPPLEMENT DATED MAY 12, 2014
TO THE SUMMARY PROSPECTUS
AND PROSPECTUS OF
LEGG MASON BATTERYMARCH
EMERGING MARKETS TRUST,
EACH DATED MAY 1, 2014

The following revises the fund's
disclosure to incorporate new aspects of the subadviser's investment process.

Effective June 16, 2014, the following
information amends and/or supplements,
as applicable, those sections of the
fund's Summary Prospectus and
Prospectus listed below.

The fourth paragraph of the section of
the Summary Prospectus and
Prospectus titled 'Principal investment
strategies' is supplemented with the
following text:

The fund may also use futures contracts as a substitute for direct investment in a particular asset class or to keep cash on hand to meet shareholder redemptions.

The fifth paragraph of the section of the Summary Prospectus and Prospectus titled 'Principal investment strategies' is replaced with the following text:

The subadviser's emerging markets
investment strategy is an active, long-only global equity investment strategy that seeks to take advantage of macro and behavioral inefficiencies in global emerging markets by developing a diversified exposure to distinct investment opportunities. The investment process is quantitative and seeks to enhance returns through top-down asset allocation rather than stock selection.